Exhibit 99.1

FOR IMMEDIATE RELEASE

(Unaudited. All amounts in Canadian dollars and presented in accordance with U.S. GAAP)

Tim Hortons Inc. announces 2011 first quarter results:

Earnings per share up 7.5% to $0.48

Financial & Sales Highlights

Performance	Q1 2011	Q1 2010	% Year-over Year Change
Total revenues	$643.5	$582.6	10.4%
Operating income attributable to THI(1)	$119.7	$121.3	(1.3)%
Effective tax rate	29.1%	31.0%
Net income attributable to THI	$80.7	$78.9	2.3%
Diluted earnings per share (EPS)	$0.48	$0.45	7.5%
Fully diluted shares	168.0	176.6	(4.9)%

(All numbers in millions, except EPS and effective tax rate. All numbers rounded.)

(1)	Operating income attributable to THI is a non-GAAP measure. Please refer to “Information on non-GAAP Measure” at the end of this release for further information.

Same-Store Sales(2)	Q1 2011	Q1 2010
Canada	2.0%	5.2%
U.S.	4.9%	3.0%

(2)	Includes average sales at Franchised and Company-operated locations open for 13 months or more. Substantially all of our restaurants are franchised.

Highlights

•	Positive same-store sales growth overcomes several challenges in Canada and the U.S.
•

Same-store sales up 2.0% in Canada following significant 5.2% growth in first quarter of 2010; Company confirms expectation for Canadian same-store sales growth to be within targeted range for the full-year

•	U.S. same-store sales increased 4.9%, within the targeted 2011 growth rate, following growth of 3.0% in the same period last year
•	Total revenues up 10.4%, benefiting from higher distribution sales, rents and royalties and franchise fees.
•

Operating income attributable to THI impacted, as anticipated, by loss of contribution from Maidstone Bakeries; earnings per share benefited from additional share repurchases related to Maidstone Bakeries sale

•	Company confirms expectation of meeting full-year diluted earnings per share targeted range

OAKVILLE, ONTARIO, (May 12th, 2011): Tim Hortons Inc. (TSX: THI, NYSE: THI) today announced results for the first quarter ended April 3rd, 2011.

“Our Canadian same-store sales growth was notable given the sales impact of significantly increased redemptions of higher food and beverage prizes as part of our investment in the 25th anniversary of the Roll Up the Rim to Win® promotion and the effect of heavy snowfalls in key markets. Our U.S. business continued its progression with strong same-store sales performance and increased earnings contributions, as we executed our growth strategies,” said Don Schroeder, president and CEO.

Consolidated Results

All percentage increases and decreases represent year-over-year changes for the first quarter of 2011 compared to the first quarter of 2010, unless otherwise noted.

Systemwide sales(3) increased 4.9% on a constant currency basis in the first quarter. During the quarter, total revenues were $643.5 million, an increase of 10.4% compared to $582.6 million last year. Total revenues increased due to the sale of new products managed through our supply chain compared to the first quarter of 2010, including some products from Maidstone Bakeries, and continued systemwide sales growth which drove rents and royalties and distribution sales. Higher year-over-year franchise sales also contributed to our revenue growth this quarter. Lower variable interest entity sales were due substantially to the sale and deconsolidation of Maidstone Bakeries, and is partially offset by higher distribution sales.

As a result of the lost contribution from Maidstone Bakeries, first quarter operating income declined, as anticipated, compared to the same period last year. Operating income was $120.6 million compared to $127.7 million last year. The loss of contribution from Maidstone Bakeries was approximately $13 million. Prior to the disposition of our joint-venture interest we were required to consolidate 100% of Maidstone Bakeries’ financial results in operating income. Higher general and administrative expenses, which were up $5.3 million in the first quarter compared to last year, reflect higher salaries and benefits, including stock-based compensation costs as a result of our higher share price. Higher general and administrative costs in the first quarter also reflect planned investments of approximately $2.2 million on U.S. advertising, co-branding in Canada, and execution of our international expansion plans.

Net income attributable to Tim Hortons during the first quarter increased slightly to $80.7 million compared to $78.9 million last year. Net income benefited from a lower effective tax rate compared to the same period last year, offset in part by higher net interest expense. Net income attributable to Tim Hortons Inc. previously included our 50% interest of Maidstone Bakeries’ net income, with the remaining 50% included in net income attributable to non-controlling interests.

First quarter diluted earnings per share increased 7.5% to $0.48, compared to $0.45 last year. Our EPS benefited from higher levels of share repurchases, which were funded in part using proceeds related to the sale of our Maidstone Bakeries joint-venture interest. We spent approximately $196 million to repurchase 4.7 million common shares during the quarter as part of our current share repurchase program.

We continue to believe we are on track to achieve our 2011 targeted diluted earnings per share range of $2.30 per share to $2.40 per share, absent any significant deterioration in economic conditions.

Segmented Performance Commentary

Canada

The Canadian segment increased same-store sales by 2.0%, building on a strong comparable base of 5.2% growth in the first quarter of 2010. Our first quarter performance this year overcame significantly increased food and beverage prize redemptions in our Roll Up the Rim to Win program which celebrated its 25th anniversary this March. We estimate that the impact of higher redemptions from the program on same-store sales growth was approximately 1% as we rewarded our loyal guests and worked to reinforce the bonds we have with them through this unique program. The impact of significant incremental snowfall compared to last year also affected the rate of same-store sales growth. We believe we are still on track to be within our full-year targeted same-store sales growth range of 3% to 5%, absent any significant deterioration in macroeconomic conditions.

We opened a total of 31 restaurants in Canada during the first quarter, the majority of which were standard restaurants.

Operating income in the Canadian segment was $131.5 million. The year-over-year decline of 2.3% includes the loss of approximately $6.5 million in contribution from Maidstone Bakeries compared to last year and higher general and administrative costs, which were partially offset by solid systemwide sales growth.

United States

Our U.S. segment had 4.9% growth in same-store sales in the first quarter. This strong performance includes the effects of higher redemption rates in the Roll Up the Rim to Win program due to increased food and beverage prizes, which we estimate negatively impacted same-store sales growth by approximately 0.5%. Same-store sales growth was also impacted by significantly higher snowfall and adverse weather compared to the same period last year. Average cheque drove the majority of the same-store sales growth, increasing primarily due to pricing in the system.

We opened 11 locations in the U.S. in our core growth markets during the first quarter, including 5 self-serve kiosks designed to build upon our strategy of pursuing strategic alliances and partnerships to deliver increased brand penetration to complement standard restaurant development.

The U.S. segment continued to build on its 2010 financial performance, with operating income contributions of $2.6 million in the first quarter compared to a slight operating loss of $0.2 million in the same period last year. Increased systemwide sales drove higher rents, royalties, and distribution income. Earnings also benefited from the timing of franchise sales compared to last year. During the first quarter, we reinvested approximately $1 million of the $1.9 million in earnings improvement from previous restaurant closures in New England to increase marketing and advertising in order to drive brand awareness and to build our business.

Corporate Developments

Board declares dividend payment of $0.17 per common share

A quarterly dividend of $0.17 per common share has been declared by the Board of Directors, payable on June 14th, 2011 to shareholders of record as of May 27th, 2011. Dividends are declared and paid in Canadian dollars to all shareholders with Canadian resident addresses. For U.S. shareholders, dividends paid will be converted to U.S. dollars based on prevailing exchange rates at the time of conversion by Tim Hortons for registered shareholders and by Clearing and Depository Services Inc. for beneficial shareholders.

Annual and Special Meeting of Shareholders

The annual and special meeting of shareholders will be held on Friday, May 13th, 2011 at 10:30 a.m. (EDT) at the School of Hospitality Management, Ryerson University, 55 Dundas Street West, 7th Floor Auditorium in Toronto, Ontario. A live web cast of the meeting, including presentation material, will be available at www.timhortons-invest.com in the Events and Presentations section, where an archive of the web cast and presentation material will also be available for a period of one year.

Tim Hortons conference call today at 2:30 p.m. (EDT) Thursday, May 12th, 2011

Tim Hortons will host a conference call today to discuss the first quarter results, scheduled to begin at 2:30 p.m. (EDT). The dial-in number is (416) 641-6712 or (800) 785-6502. No access code is required. A simultaneous web cast of the call, including presentation material, will be available at www.timhortons-invest.com. A replay of the call will be available until May 2012 and can be accessed at (416) 626-4100 or (800) 558-5253. The call replay reservation number is 21522042. The call and presentation material will also be archived for a period of one year in the Events and Presentations section.

Information on non-GAAP Measure

Operating income attributable to Tim Hortons Inc. is a non-GAAP measure. Operating income attributable to Tim Hortons Inc. excludes operating income attributable to noncontrolling interests. Prior to the adoption of a new accounting standard at the beginning of 2010, operating income was, for the most part, unaffected by noncontrolling interests, which was not the case post adoption.

This new accounting standard required the consolidation of variable interest entities of which we are considered to be the primary beneficiary, including Maidstone Bakeries up to the date of sale on October 29, 2010, as well as, on average, approximately 255 and 270 non-owned restaurants in the first quarters of 2011 and 2010, respectively. Previously, we did not consolidate Maidstone Bakeries and we consolidated approximately 120 non-owned restaurants, on average, in accordance with the prior accounting standard. Management believes that operating income attributable to Tim Hortons Inc. provides important information for comparison purposes to prior periods and for purposes of evaluating the Company’s operating income performance without the effects of the accounting standard.

The presentation of this non-GAAP measure is made with operating income, the most directly comparable U.S. GAAP measure. We present information excluding amounts related to this accounting standard as it is more reflective of the way we analyze our year-over-year results, and, how we manage and measure our performance internally. Therefore, this measure provides a more consistent view of management’s perspectives on underlying performance than the closest equivalent U.S. GAAP measure.

	First Quarter ended		Change from prior year
	April 3, 2011	April 4, 2010	$	%
	(in millions)
Operating income*	$120.6	$127.7	$(7.1)	(5.6)%
Operating income attributable to noncontrolling interests	0.9	6.5	(5.6)	(86.3)%

Operating income attributable to Tim Hortons Inc.	$119.7	$121.3	$(1.6)	(1.3)%

* Operating income for the first quarter of 2010 includes $13.0 million related to Maidstone Bakeries ($14.4 million, $16.5 million, and $4.9 million for the second, third and fourth quarters of 2010, respectively), of which 50% is reflected in operating income attributable to Tim Hortons Inc., with the remaining 50% attributable to noncontrolling interests.

Safe Harbor Statement

Certain information in this news release, particularly information regarding future economic performance, finances, and plans, expectations and objectives of management, and other information, constitutes forward-looking information within the meaning of Canadian securities laws and forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We refer to all of these as forward-looking statements. Various factors including competition in the quick service segment of the food service industry, general economic conditions and others described as “risk factors” in the Company’s Annual Report on Form 10-K filed February 25th, 2011 with the U.S. Securities and Exchange Commission and Canadian Securities Administrators, could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements.

As such, readers are cautioned not to place undue reliance on forward-looking statements contained in this news release, which speak only as to management’s expectations as of the date hereof. Forward-looking statements are based on a number of assumptions which may prove to be incorrect, including, but not limited to, assumptions about: the absence of an adverse event or condition that damages our strong brand position and reputation; the absence of a material increase in competition within the quick service restaurant segment of the food service industry; commodity costs; continuing positive working relationships with the majority of the Company’s restaurant owners; the absence of any material adverse effects arising as a result of litigation; there being no significant change in the Company’s ability to comply with current or future regulatory requirements; and general worldwide economic conditions.

We are presenting this information for the purpose of informing you of management’s current expectations regarding these matters, and this information may not be appropriate for any other purpose. We assume no obligation to update or alter any forward-looking statements after they are made, whether as a result of new information, future events, or otherwise, except as required by applicable law. Please review the Company’s Safe Harbor Statement at www.timhortons.com/en/about/safeharbor.html.

(3) Total systemwide sales growth includes restaurant level sales at both Company and Franchise restaurants. Approximately 99.6% of our consolidated system is franchised as at April 3rd, 2011. Systemwide sales growth is determined using a constant exchange rate to exclude the effects of foreign currency translation. U.S. dollar sales are converted to Canadian dollar amounts using the average exchange rate of the base quarter for the period covered. Systemwide sales growth excludes sales from our Republic of Ireland and United Kingdom licensed locations. Systemwide sales growth in Canadian dollars, including the effects of foreign currency translation, was 4.4% for the first quarter ended 2011 and 8.4% for 2010.

Tim Hortons Inc. Overview

Tim Hortons is the fourth largest publicly-traded restaurant chain in North America based on market capitalization, and the largest in Canada. Operating in the quick service segment of the restaurant industry, Tim Hortons appeals to a broad range of consumer tastes, with a menu that includes premium coffee, flavored cappuccinos, specialty teas, home-style soups, fresh sandwiches, wraps, hot breakfast sandwiches and fresh baked goods, including our trademark donuts. As of April 3rd, 2011, Tim Hortons had 3,782 systemwide restaurants, including 3,169 in Canada and 613 in the United States. More information about the Company is available at www.timhortons.com.

For Further information:

Investors: Scott Bonikowsky, (905) 339-6186 or investor_relations@timhortons.com

Media: David Morelli, (905) 339-6277 or morelli_david@timhortons.com

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands of Canadian dollars, except share and per share data)

	(Unaudited)

	First Quarter Ended
	April 3, 2011	April 4, 2010	$ Change	% Change
REVENUES
Sales	$454,477	$405,948	$48,529	12.0%
Franchise revenues:
Rents and royalties	167,830	159,960	7,870	4.9%
Franchise fees	21,180	16,704	4,476	26.8%

	189,010	176,664	12,346	7.0%

TOTAL REVENUES	643,487	582,612	60,875	10.4%

COSTS AND EXPENSES
Cost of sales	402,332	347,047	55,285	15.9%
Operating expenses	62,154	58,725	3,429	5.8%
Franchise fee costs	21,317	17,826	3,491	19.6%
General and administrative expenses	39,996	34,672	5,324	15.4%
Equity (income)	(3,113)	(3,257)	144	(4.4%)
Other expense (income), net	198	(137)	335	n/m

TOTAL COSTS AND EXPENSES, NET	522,884	454,876	68,008	15.0%

OPERATING INCOME	120,603	127,736	(7,133)	(5.6%)

Interest (expense)	(7,376)	(5,447)	(1,929)	35.4%
Interest income	1,676	347	1,329	n/m

INCOME BEFORE INCOME TAXES	114,903	122,636	(7,733)	(6.3%)

INCOME TAXES	33,489	38,063	(4,574)	(12.0%)

Net Income	81,414	84,573	(3,159)	(3.7%)
Net income attributable to noncontrolling interests	735	5,684	(4,949)	(87.1%)

NET INCOME ATTRIBUTABLE TO TIM HORTONS INC.	$80,679	$78,889	$1,790	2.3%

Basic earnings per common share attributable to Tim Hortons Inc.	$0.48	$0.45	$0.03	7.6%

Diluted earnings per common share attributable to Tim Hortons Inc.	$0.48	$0.45	$0.03	7.5%

Weighted average number of common shares outstanding - Basic (in thousands)	167,662	176,456	(8,794)	(5.0%)

Weighted average number of common shares outstanding - Diluted (in thousands)	168,015	176,648	(8,633)	(4.9%)

Dividend per common share	$0.17	$0.13	$0.04

n/m - not meaningful
(all numbers rounded)

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands of Canadian dollars)

	As at
	April 3, 2011	January 2, 2011

	(Unaudited)
ASSETS

Current assets
Cash and cash equivalents	$313,362	$574,354
Restricted cash and cash equivalents	68,920	67,110
Restricted investments	—	37,970
Accounts receivable, net	179,739	182,005
Notes receivable, net	11,971	12,543
Deferred income taxes	8,421	7,025
Inventories and other, net	119,213	100,712
Advertising fund restricted assets	26,866	27,402

Total current assets	728,492	1,009,121

Property and equipment, net	1,361,962	1,373,670

Notes receivable, net	5,662	3,811

Deferred income taxes	13,773	13,730

Intangible assets, net	5,041	5,270

Equity investments	44,603	44,767

Other assets	34,373	31,147

Total assets	$2,193,906	$2,481,516

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands of Canadian dollars, except share data)

	As at
	April 3, 2011	January 2, 2011

	(Unaudited)
LIABILITIES AND EQUITY

Current liabilities
Accounts payable	$135,399	$142,444
Accrued liabilities:
Salaries and wages	12,716	20,567
Taxes	13,572	65,654
Other	143,577	209,663
Deferred income taxes	200	2,205
Advertising fund restricted liabilities	40,057	41,026
Current portion of long-term obligations	10,363	9,937

Total current liabilities	355,884	491,496

Long-term obligations
Long-term debt	344,977	344,726
Advertising fund restricted debt	460	468
Capital leases	85,744	82,217
Deferred income taxes	7,091	8,237
Other long-term liabilities	113,529	111,930

Total long-term obligations	551,801	547,578

Equity
Equity of Tim Hortons Inc.
Common shares
Authorized: unlimited shares
$2.84 stated value per share
Issued: 165,996,475 and 170,664,295 shares, respectively	470,793	484,050
Contributed surplus	809	—
Common shares held in trust, at cost: 278,082 shares	(9,542)	(9,542)
Retained earnings	975,476	1,105,882
Accumulated other comprehensive loss	(157,748)	(143,589)

Total equity of Tim Hortons Inc.	1,279,788	1,436,801
Noncontrolling interests	6,433	5,641

Total equity	1,286,221	1,442,442

Total liabilities and equity	$2,193,906	$2,481,516

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of Canadian dollars)

	First Quarter Ended
	April 3, 2011	April 4, 2010

	(Unaudited)
CASH FLOWS (USED IN) PROVIDED FROM OPERATING ACTIVITIES
Net income	$81,414	$84,573
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	27,982	28,865
Stock-based compensation expense	4,660	2,295
Amortization of Maidstone Bakeries’ supply agreement	(2,063)	—
Deferred income taxes	(3,498)	1,782
Changes in operating assets and liabilities
Restricted cash and cash equivalents	(1,999)	27,397
Accounts and notes receivable	975	15,790
Inventories and other	(18,809)	(11,887)
Accounts payable and accrued liabilities	(79,156)	(51,523)
Taxes	(52,074)	(5,401)
Other, net	3,750	2,118

Net cash (used in) provided from operating activities	(38,818)	94,009

CASH FLOWS PROVIDED FROM (USED IN) INVESTING ACTIVITIES
Capital expenditures	(34,627)	(24,289)
Proceeds from sale of restricted investments	38,000	3,200
Other investing activities	953	(1,412)

Net cash provided from (used in) investing activities	4,326	(22,501)

CASH FLOWS USED IN FINANCING ACTIVITIES
Purchase of common shares	(195,976)	(61,655)
Dividend payments to common shareholders	(28,366)	(22,698)
Other financing activities	(632)	(6,320)

Net cash used in financing activities	(224,974)	(90,673)

Effect of exchange rate changes on cash	(1,526)	(2,365)

Decrease in cash and cash equivalents	(260,992)	(21,530)

Cash and cash equivalents at beginning of period	574,354	121,653

Cash and cash equivalents at end of period	$313,362	$100,123

TIM HORTONS INC. AND SUBSIDIARIES

SEGMENT REPORTING

(In thousands of Canadian dollars)

	(Unaudited)

	First Quarter Ended
	April 3, 2011	% of Total	April 4, 2010	% of Total
			(Note 1)
REVENUES
Canada	$547,558	85.1%	$468,665	80.4%
U.S.	35,459	5.5%	27,713	4.8%

Total reportable segments	583,017	90.6%	496,378	85.2%
Variable interest entities	60,470	9.4%	86,234	14.8%

Total	$643,487	100.0%	$582,612	100.0%

SEGMENT OPERATING INCOME (LOSS)
Canada	$131,529	98.1%	$134,596	100.2%
U.S.	2,611	1.9%	(246)	(0.2)%

Reportable segment operating income	134,140	100.0%	134,350	100.0%

Variable interest entities	868		6,480
Corporate charges	(14,405)		(13,094)

Consolidated operating income	120,603		127,736
Interest, net	(5,700)		(5,100)
Income taxes	(33,489)		(38,063)

Net income	81,414		84,573
Net income attributable to noncontrolling interests	(735)		(5,684)

Net income attributable to Tim Hortons Inc.	$80,679		$78,889

	First Quarter Ended
	April 3, 2011	April 4, 2010	$ Change	% Change

Sales is comprised of:
Distribution sales	$389,833	$314,724	$75,109	23.9%
Company-operated restaurant sales	4,174	4,990	(816)	(16.4)%
Variable interest entities sales	60,470	86,234	(25,764)	(29.9)%

	$454,477	$405,948	$48,529	12.0%

Note 1 - The Company has modified certain allocation methods resulting in changes in the classification of certain costs, with the main change being corporate information technology infrastructure costs now being included in Corporate rather than in Canada. The related assets and depreciation and amortization have also been reclassified to Corporate. Comparative periods have been adjusted to reflect this change.

TIM HORTONS INC. AND SUBSIDIARIES

SYSTEMWIDE RESTAURANT COUNT

	As at April 3, 2011	As at January 2, 2011	Increase/ (Decrease) From Year End	As at April 4, 2010	(Decrease) From Prior Year

Canada
Company-operated	15	16	(1)	15	0
Franchised - self-serve kiosks	114	112	2	96	18
Franchised - standard and non-standard	3,040	3,020	20	2,918	122

Total	3,169	3,148	21	3,029	140

% Franchised	99.5%	99.5%		99.5%

U.S.
Company-operated	1	4	(3)	5	(4)
Franchised - self-serve kiosks	128	123	5	87	41
Franchised - standard and non-standard	484	475	9	475	9

Total	613	602	11	567	46

% Franchised	99.8%	99.3%		99.1%

Total system
Company-operated	16	20	(4)	20	(4)
Franchised - self-serve kiosks	242	235	7	183	59
Franchised - standard and non-standard	3,524	3,495	29	3,393	131

Total	3,782	3,750	32	3,596	186

% Franchised	99.6%	99.5%		99.4%

TIM HORTONS INC. AND SUBSIDIARIES

Income Statement Definitions

Sales	Primarily includes sales of products, supplies and restaurant equipment (except for initial equipment packages sold to franchisees as part of the establishment of their restaurant’s business - see “Franchise Fees”) that are shipped directly from our warehouses or by third party distributors to the restaurants, which we include in distribution sales. Sales include canned coffee sales through the grocery channel. Sales also include sales from Company-operated restaurants, sales from certain non-owned restaurants that are consolidated in accordance with ASC 810 and sales from our previously-held bakery joint venture which we were also required to consolidate under ASC 810 prior to the sale of our interest.

Rents and Royalties	Includes royalties and rental revenues paid to us by restaurant owners.

Franchise Fees	Includes the sales revenue from initial equipment packages, as well as fees for various costs and expenses related to establishing a franchisee’s business.

Cost of Sales	Includes costs associated with our distribution business, including cost of goods, direct labour and depreciation, as well as the cost of goods delivered by third-party distributors to the restaurants, and for canned coffee sold through grocery stores. Cost of sales also includes food, paper and labour costs for Company-operated restaurants and certain non-owned restaurants that are consolidated in accordance with ASC 810 as well as cost of sales from our previously-held bakery joint venture which we were also required to consolidate under ASC 810 prior to the sale of our interest.

Operating Expenses	Includes rent expense related to properties leased to restaurant owners and other property-related costs (including depreciation).

Franchise fee costs	Includes costs of equipment sold to franchisees as part of the commencement of their restaurant business, as well as training and other costs necessary to ensure a successful restaurant opening.

General and Administrative	Includes costs that cannot be directly related to generating revenue, including expenses associated with our corporate and administrative functions, and depreciation of office equipment, the majority of our information technology systems, and head office real estate.

Equity Income	Includes income from equity investments in partnerships, joint ventures and other minority investments over which we exercise significant influence, excluding joint ventures that we are required to consolidate. Equity income from these investments is considered to be an integrated part of our business operations and is, therefore, included in operating income. Income amounts are shown as reductions to total costs and expenses.

Other Expense (Income), net	Includes expenses (income) that are not directly derived from the Company’s primary businesses. Items include foreign currency adjustments, gains and losses on asset sales, and other asset write-offs.

Noncontrolling Interests	Relates to the consolidation of our previously-held bakery joint venture and certain non-owned restaurants that the Company is required to consolidate under ASC 810.